                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

          THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of this 30th day of October, 1998, by and between UNIVISION TELEVISION GROUP, INC., a Delaware corporation ("Seller"), KLUZ LICENSE PARTNERSHIP, G.P., a California general partnership (the "License Partnership"), and ENTRAVISION COMMUNICATIONS COMPANY, L.L.C., a Delaware limited liability company ("Buyer").

                                R E C I T A L S

          Seller owns certain assets used or held for use exclusively in connection with the operation of the television broadcast station KLUZ (TV), Channel 41 in Albuquerque, New Mexico (the "Station") and License Partnership holds the rights to the FCC Licenses (as defined below).

          Seller and License Partnership desire to sell, assign and transfer to Buyer, and Buyer desires to purchase from Seller and License Partnership such assets, as more specifically described below, and the rights associated with the FCC Licenses, on the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE
                               -----------------

          1.1  Assets.  Upon the terms and subject to the representations,
               ------
warranties, covenants and conditions set forth in this Agreement, at the Closing Seller and License Partnership shall grant, convey, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, and accept all right, title and interest of: (i) License Partnership in and to the FCC Licenses, and (ii) Seller in and to all of the real property, furniture, fixtures, equipment and other tangible assets owned, leased or held by Seller on the Closing Date that are used or held for use exclusively in connection with the business and operation of the Station without regard to where located (collectively, the "Assets") for the Purchase Price (as defined below). The Assets include (to the extent not an Excluded Asset, as such term is defined below), without limitation, all:

               (a) fee simple ownership, leaseholds, easements and other interests of every kind and description in and to all of the real property, buildings, towers, antennae and improvements owned or leased by Seller as of the date hereof and used or held for use exclusively in connection with the Business, without regard to where located, all as set forth on Schedule 1.1(i)
                                                               ---------------
(the "Real Property");

               (b) equipment, software, machinery, vehicles, office furniture and fixtures, transmitting tuners, transmitters, antennae, office materials and supplies, spare parts and other tangible personal property of every kind and description, owned, leased by Seller as of the date of this Agreement and used or held for use exclusively in connection with the Business, without regard to where located, including any replacements thereof and those acquired by Seller between the date of this Agreement and the Closing Date, all as set forth on
Schedule 1.1(ii), and any additions, improvements, replacements and alterations
----------------
thereto made between the date of this Agreement and the Closing Date (collectively, the "Tangible Personal Property"), but excluding any Consumed Property (as defined below);

               (c) Contracts (which shall include all program Contracts for the Station) listed on Schedule 1.1(iii) (the "Assigned Contracts"), together with
                   -----------------
all Contracts that will have been entered into by Seller in the ordinary course of business of the Station between the date of this Agreement and the Closing Date (which, to be included within the Assigned Contracts must be approved in advance in writing by Buyer , unless such Contract would not be required to be listed on Schedule 1.1(iii) in accordance with Section 3.6, and those Contracts
          -----------------
which Buyer consents to pursuant to Section 5.2.

               (d) technical materials and guidelines, brochures, sales literature, promotional material and other selling material of the Station, wherever situated, except such items that relate to the business and operations of Seller or License Partnership other than with respect to the Station;

               (e) papers, documents, instruments, books and records, files (including, without limitation, the files required to be kept by the Station pursuant to the rules and regulations of the FCC), agreements, books of account and other records by which any of the Assets might be identified or enforced or otherwise pertaining to the Assets that are located at the offices or other locations used in connection with the Assets (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions, blueprints, specifications, designs, drawings, operating and marketing plans and all other documents, tapes, discs, programs or other embodiments of information related thereto), except such items that refer to the business and operations of Seller or License Partnership other than with respect to the Station; and

               (f) all right, title and interest in and to the trade names and trademarks of Seller and License Partnership, including, without limitation, the marks "KLUZ", "KLUZ-TV", "KLUZ-TV 41" or "K48AM" and any and all variations thereof.

          1.2  Excluded Assets.  There shall be excluded from the Assets and
               ---------------
retained by Seller, to the extent in existence on the Closing Date, all of right, title, and interest of Seller and License Partnership in and to (collectively, the "Excluded Assets"):

               (a) cash on hand or in bank accounts, and any other cash equivalents, including without limitation certificates of deposit, commercial paper, treasury bills, asset or money market accounts and all such similar accounts or investments;

               (b) accounts receivable and any notes or written obligations reflecting accounts receivable ("Seller's Receivables");

               (c) prepaid items such as deposits, reserves and prepaid expenses and prepaid ad valorem taxes;

               (d)  securities;

               (e) Tangible Personal Property consumed in the ordinary course of the business of the Station between the date hereof and the Closing Date (collectively, "Consumed Property");

               (f)  contracts of insurance;

               (g) pension, profit sharing or savings plans and trusts and any assets thereof or other Employee Benefit Plan or program;

               (h)  duplicate files and records relating to the Business;

               (i) rights to or claims for refunds of taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards or other tax credits;

               (j) rights of indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of liabilities or obligations retained by Seller;

               (k) "Univision" marks, including any and all trademarks or service marks, trade names, slogans or other like property which includes the name "Univision", the mark Univision or any derivative thereof and Univision's logo or any derivative thereof;

               (l) assets used by Seller or any Affiliate in any other business of Seller or any Affiliate, all nontransferable Permits and assets relating to corporate and partnership functions of Seller and License Partnership (including, but not limited to, the corporate and partnership records, corporate charter, taxpayer and other identification numbers, income tax records, seals, minute books, the partnership agreement and stock transfer books); and

               (m) rights of Seller and License Partnership under this Agreement and the Ancillary Documents.

          1.3  Liabilities.  The Assets shall be sold and conveyed to Buyer free
               -----------
and clear of all Liabilities and Encumbrances except for (i) Permitted Encumbrances, (ii) the Liabilities arising out of the Assigned Contracts, and
(iii) the Liabilities prorated to Buyer in accordance with Section 1.4 (collectively the "Assumed Liabilities"). On and after the Closing Date Buyer
                   -------------------
will assume and discharge, and indemnify and hold Seller and License Partnership harmless from the Assumed Liabilities. Except for the Assumed Liabilities, Buyer will not assume or be obligated to pay or discharge any Liabilities of any kind, whether known or unknown, contingent or otherwise, accrued by Seller or License Partnership and relating to the time period prior to the Closing Date in connection with the Assets and the Business. Buyer does not assume or undertake to discharge any obligation or Liability of Seller or License Partnership other than the Assumed Liabilities.

          1.4  Prorations.
               ----------

               (a) All income, expenses and deposits for services or advertising to be rendered arising from the conduct of the Business shall be prorated between Buyer and Seller as of 12:01 a.m. (pacific standard time) on the date immediately after the Closing (the "Adjustment Date"). Such prorations shall be based upon the principle that Seller shall be entitled to all income earned and shall be responsible for all Liabilities incurred or accruing in connection with the Business to the Adjustment Date and Buyer shall be entitled to all such income earned and shall be responsible for all such Liabilities in connection with the Business from and after the Adjustment Date. All program Contracts shall be prorated in accordance with the rules of the Financial Accounting Standards Board.

               (b) Such prorations shall include, without limitation, all expenses for goods or services received both before and after the Adjustment Date, prepaid cash time sales agreements, ad valorem, real estate and other property taxes, regulatory, business and license fees, music and other license fees, commissions, wages, payroll taxes, and other fringe benefits of employees of Seller who enter the employment of Buyer (including accrued vacation pay), power and utility expenses, commissions, rents and similar prepaid and deferred items deposits, reserves and all other expenses attributable to the Business. All special assessments and similar charges or liens imposed against the Real Property and Tangible Personal Property in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. Schedule 1.4 contains a full and complete list
                                ------------
of all known Liabilities to be prorated in accordance with the provisions of this Section 1.4.

               (c) To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Adjustment Date, Buyer and Seller shall conduct a final accounting and make any further payments, as required, within 60 days after the Closing. The prorations shall be made in accordance with generally accepted accounting principles or, if no such principles exist with respect to the proration of any item, the proration shall be made in accordance with industry practice.

          1.5  Purchase Price.  The aggregate consideration paid by Buyer (the
               --------------
"Purchase Price") shall be (i) One Million Dollars ($1,000,000), for the Assets other than the FCC Licenses, payable in cash in immediately available funds on the Closing Date, and (ii) for the FCC Licenses, the right to acquire an additional two percent (2%) fully diluted ownership interest in Buyer pursuant to the Note Purchase Option Agreement Amendment to be executed and delivered to Seller on the Closing Date.

          1.6  Allocation of Purchase Price.  Buyer, Seller and License
               ----------------------------
Partnership shall allocate the Purchase Price in accordance with the respective fair market values of the Assets and the FCC Licenses in accordance with the requirements of Section 1060 of the Code. The allocation shall be determined by mutual agreement of the parties prior to the Closing and set forth on Schedule
                                                                      --------
1.6. Buyer, Seller and License Partnership each further agrees to file its
---
federal income tax returns and its other tax returns reflecting such allocation in accordance with the determination made by them.

          1.7  Contribution of FCC Licenses.  Seller hereby acknowledges and
               ----------------------------
agrees that concurrently with the Closing, Buyer intends to convey all of its right, title and interest in and to the FCC Licenses to Entravision Holdings, LLC, a California limited liability company and wholly-owned subsidiary of Buyer and its managing members

          1.8  FCC Filing Fees.  Each of Buyer and Seller shall pay an equal
               ---------------
portion of all filling fees in connection with the FCC Application.

                                  ARTICLE II

                                    CLOSING
                                    -------

          2.1  Closing.  The consummation of the transactions provided for in
               -------
this Agreement ("Closing") shall take place at (i) the offices of Zevnik Horton
                 -------
Guibord McGovern Palmer & Fognani, L.L.P., Los Angeles, California at 10:00 a.m. (pacific daylight time) on the date, not later than ten (10) business days after the FCC Transfer Approval (subject to the right of Buyer to waive Final FCC Transfer Approval, in which case the Closing shall occur at such time and place as the parties may mutually agree), or (ii) such other place, time or date as the parties may agree upon in writing.

          2.2  Closing Obligations of Seller.  At the Closing, Seller or License
               -----------------------------
Partnership, as the case may be, will deliver to Buyer:

               (a) such bills of sale and assignments, and such other good and sufficient instruments and documents of conveyance and transfer, in form and substance satisfactory to Buyer and its counsel, as shall be necessary and effective, as determined by Buyer and its counsel, to transfer and assign to, and vest in, Buyer all right, title and interest in and to the Assets and the FCC Licenses;

               (b)  the closing certificate required by Section 7.2(a);

               (c) resolutions of the Board of Directors of Seller and a written consent of the general partner of License Partnership authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Seller and the general partner of License Partnership, respectively;

               (d) an affidavit to the effect that Seller is not a "foreign person" within the meaning of Section 1445 of the IRC;

               (e) a certificate of good standing for Seller issued by the Delaware Secretary of State not more than 10 days prior to the Closing Date;

               (f) an executed Univision Network Affiliation Agreement with respect to the Station, substantially in the form attached hereto as Exhibit
                                                                     -------
"C"; and
---

               (g) such other documents as may be reasonably requested by counsel for Buyer as necessary to consummate the transactions contemplated hereby.

          2.3  Closing Obligations of Buyer.  At the Closing, Buyer will deliver
               ----------------------------
or cause to be delivered to Seller and License Partnership:

               (a) the cash portion of the Purchase Price in immediately available funds pursuant to instructions of License Partnership delivered to Buyer at least 3 days prior to the Closing; and the Note Purchase Option Agreement Amendment, duly executed by Buyer, evidencing the non-cash portion of the Purchase Price;

               (b)  the closing certificate required by Section 7.3(a);

               (c) resolutions of the managing members of Buyer authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Buyer;

               (d) a good standing certificate for Buyer issued by the Delaware Secretary of State not more than 10 days prior to the Closing Date;

               (e) an executed Univision Network Affiliation Agreement with respect to the Station, substantially in the form attached hereto as Exhibit
                                                                     -------
"C"; and
---

               (f) the Assignment and Assumption Agreement, duly executed by Buyer.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

          Seller represents and warrants to Buyer as follows:

          3.1  Organization and Related Matters.  Seller is a corporation duly
               --------------------------------
organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to do business as a foreign corporation in the jurisdictions in which Seller operates the Station, except where the failure so to qualify will not have a Material Adverse Effect on the Business. Seller has all requisite corporate power and authority to own, operate and lease the Assets, to operate the Station, to execute and deliver the Ancillary Documents and to perform its obligations thereunder. License Partnership is a general partnership duly formed and validly existing under the laws of the state of California. License Partnership has all requisite partnership power and authority to hold the FCC Licenses and to execute and deliver the Ancillary Documents and to perform its obligations thereunder.

          3.2  Authority.  The execution, delivery and performance by Seller and
               ---------
License Partnership of this Agreement and each of the Ancillary Documents to which it is a party have been duly and validly authorized by all corporate action necessary on the part of Seller and all partnership action necessary on the part of License Partnership. This Agreement and any Ancillary Documents to which Seller and License Partnership is a party, have been duly and validly executed and delivered by such party and, assuming the due authorization hereof and thereof by Buyer, constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          3.3  No Conflicts.  Neither the execution nor delivery by Seller or
               ------------
License Partnership of this Agreement or the Ancillary Documents, if any, to which it is a party, nor the consummation by Seller or License Partnership of the transactions contemplated hereby and thereby, nor the performance by Seller or License Partnership, its obligations hereunder or thereunder will violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise), under the charter documents of Seller or License Partnership or any Material Contract, or result in the imposition of any material Encumbrance (other than Permitted Encumbrances) against any of the Assets, provided that the appropriate Permits and Approvals listed on Schedule
                                                                      --------
3.3 are secured. Schedule 3.3 lists all Permits and Approvals required to be
---              ------------
obtained by the Seller or License Partnership or filings or registrations with any third party or Governmental Entity required by Seller or License Partnership to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The execution and delivery by Seller or License Partnership of this Agreement and the Ancillary Documents to which it is a party, the consummation by Seller and License Partnership of the transactions contemplated hereby and thereby, and the performance by Seller and License Partnership of their respective obligations hereunder or thereunder will not violate any Law, the violation of which would have a Material Adverse Effect on the Business or the ability of Seller or License Partnership to consummate the transactions contemplated hereby.

          3.4  Financial Statements. Seller has delivered to Buyer copies of the
               --------------------
Station Financial Statements. The Station Financial Statements fairly present in all material respects the financial condition and the results of operations of the Station as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The Station Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes thereto.

          3.5  Absence of Certain Changes or Events.  Since December 31, 1997,
               ------------------------------------
the operation of the Station has been conducted only in the ordinary course, and there has not occurred or arisen any event, individually or together with any other event or events, having or, insofar as reasonably can be foreseen, that in the future is likely to have, a Material Adverse Effect on the Business. For purposes of this Section 3.5, no change shall be considered to have a "Material Adverse Effect" if such change is consistent with circumstances affecting the television broadcasting industry generally or the markets generally where the Station competes.

          3.6  Material Contracts.  Schedule 3.6 lists each Contract relating to
               ------------------   ------------
the Station to which Seller or License Partnership is a party or to which it or any of its properties is subject or by which it is bound that is deemed a Material Contract under this Agreement. The following Contracts shall be deemed to be Material Contracts: any Contract relating to the Station that (i) obligates Seller or License Partnership to pay after the date hereof an amount of $10,000 or more, (ii) the Station substantially depends upon, (iii) contains a covenant not to compete or other covenant that restricts the ability of Seller to conduct the business of the Station, (iv) grants a power of attorney, agency or similar authority to another Person, (v) grants to a third party a right of first refusal, (vi) grants a right to, or obligates, any Affiliate of Seller,
(vii) is an employment or consulting agreement, (viii) grants any Person a license or other right to broadcast, televise or otherwise air taped, filmed or live television programs, shows, motion pictures sports, commercials or infomercials, or (ix) was not made in the ordinary course of business. Seller and License Partnership have duly performed all of its material obligations under each Material Contract to the extent that such obligations have accrued, and no material breach or default, alleged material breach or default, or event that would (whether upon lapse of time and/or the occurrence of any act or event or otherwise) constitute a material breach or default thereunder by Seller or License Partnership, or, to the knowledge of Seller or License Partnership any other party or obligor with respect thereto, has occurred or as a result of this Agreement will occur.

          3.7  Property.  Seller has good and marketable title to all items of
               --------
Real Property and Tangible Personal Property listed on Schedules 1.1(i) and
                                                       --------------------
1.1(ii) respectively. Neither the Real Property nor the Tangible Personal
--------------------
Property is subject to any Encumbrance except for Permitted Encumbrances and those set forth on Schedule 3.7. Seller has not received any notice of proposed
                   ------------
special assessments or a material change in property tax or land use laws affecting any real or personal property used in the Business. All material leasehold properties relative to the Business held by Seller as lessee are held under valid, binding and enforceable leases. All Real Property and Tangible Personal Property of Seller necessary to the Business is in good operating condition and repair in all material respects, ordinary wear and tear excepted.

          3.8  Legal Proceedings and Claims.  There is no Order or Action
               ----------------------------
pending, or, to the knowledge of Seller, threatened against or affecting the Station, or any of properties or assets used in its operations, that individually or when aggregated with any other Order or Action has or would reasonably be expected to have a Material Adverse Effect on the Business.

          3.9  Taxes. Seller has timely filed all Tax Returns required of it and
               -----
has either paid all Taxes due for all periods or portions of periods ending on or before the Closing Date, or, to the extent not paid, adequately reserved for such Taxes, to the extent required by GAAP, whether or not due and payable and whether or not disputed, such that there will be no Encumbrances on any of the Assets as of the Closing relating to Taxes.

          3.10 Insurance.  Schedule 3.10 lists all material insurance policies
               ---------   -------------
maintained by Seller that afford coverage to the Station or the Assets. All such policies are in full force and effect and, except as disclosed on Schedule
                                                                       --------
3.10, all premiums with respect thereto covering all periods up to and including
----
the date hereof have been paid to the extent due, and no notice of cancellation or termination has been received with respect to any such policy.

          3.11 Compliance with Laws.  Seller and the License Partnership are in
               --------------------
compliance in all material respects with all applicable Laws (including, but not limited to, the receipt of all Permits and Approvals) relating to the Station, the FCC Licenses and the Assets. No suspension, cancellation or termination of any Permits or Approvals required by any Governmental Entity to permit the operation of the Station is, to the knowledge of Seller, threatened or imminent.

          3.12 Certain Interests.  No Affiliate of Seller has any material
               -----------------
interest in any property used in or pertaining to the Station or in any customer or supplier doing business with the Station.

          3.13 No Brokers or Finders. No agent, broker, finder, or investment or
               ---------------------
commercial banker, or other Person or firm engaged by or acting on behalf of Seller, License Partnership or any of their Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transactions.

          3.14 FCC Matters; Operation and Condition of the Station.
               ---------------------------------------------------

               (a) The License Partnership has all requisite power and authority and holds all FCC Licenses required under the Communications Act or the current rules, regulations, and policies of the FCC (the "FCC Rules") to own and operate the Station.

               (b)  Set forth on Schedule 3.14(b) is a complete list of all FCC
                                 ----------------
Licenses of the License Partnership relating to or used in connection with the Station, with the expiration date thereof. Each such FCC License is validly issued and is in full force and effect. Collectively, the FCC Licenses constitute all authorizations from each Communications Regulatory Authority necessary for the operation of the Station in the same manner presently conducted. Each of the Seller and License Partnership, to its respective knowledge, has taken all actions and performed all of its obligations that are necessary to maintain the FCC Licenses without adverse modification or impairment. Complete and correct copies of the FCC Licenses have been delivered to Buyer. Except as set forth on Schedule
                                                                  --------
3.14(b), none of the FCC Licenses requires that any assignment thereof must be
-------
approved by any Governmental Entity other than the FCC.

               (c) Neither Seller nor License Partnership is not a party to, nor to the knowledge of either is there threatened, any investigation, notice of apparent liability, violation, forfeiture or other notice, order or complaint issued by or before any court or regulatory body, including the FCC, or of any other proceeding (other than proceedings to amend FCC Rules of general applicability) that could in any manner threaten or adversely affect the validity or continued effectiveness of the FCC Licenses. Neither Seller nor License Partnership has reason to believe that each of the FCC Licenses listed on Schedule 3.14(b) will not be renewed in the ordinary course. Each of Seller
   ----------------
and License Partnership has filed in a substantially timely manner all material reports, applications, documents, instruments and information relating to the Station required to be filed by it pursuant to the Communications Act or the FCC Rules or the request of any Communications Regulatory Authority, including equal employment opportunity reports. All such filings are accurate and complete in all material respects.

               (d) To the knowledge of Seller, none of the facilities used in connection with the television broadcasting operations of the Station (including, but not limited to, the transmitter and tower sites owned or used by Seller in connection with the operation of the Station) violates in any material respect the provisions of any applicable building code, fire regulation, building restriction or zoning ordinance, and each such facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof, and there are no outstanding variances or special use permits materially affecting any of the Station facilities or the uses thereof.

               (e) The Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment (i) are being operated in all material respects in accordance with the specifications of the applicable FCC License, (ii) are being operated in all material respects in compliance with all applicable requirements of the FCC Rules and the Communications Act and
(iii) to the knowledge of Seller, are in good operating condition customary in the broadcast industry.

               (f) The Station is in compliance in all material respects with the FCC Licenses, the Communications Act, and the FCC Rules.

               (g) Neither Seller nor License Partnership is aware of any facts, and neither has received any notice or other communication, indicating that Seller or License Partnership, in connection with the ownership and operation of the Station, is not in compliance in all material respects with all requirements of (i) the FCC Rules or the Communications Act, or (ii) applicable state and local statutes, regulations and ordinances. Neither Seller nor License Partnership is aware of any facts, and neither has received any notice or communication, formal or informal, indicating that the FCC is considering modifying, revoking, suspending, canceling, rescinding or terminating any FCC License.

          3.15 Intellectual Property.  Schedule 3.15 lists each Mark owned or
               ---------------------   -------------
licensed by relating to the Station or the operations of the Station and the nature of Seller's interest in such Mark. Except as set forth on Schedule 3.15,
                                                                 -------------
Seller has no knowledge of nor has Seller received any notice of any claim that has been asserted by any Person (i) to the effect that the conduct of the Business by Seller infringes on any Marks owned or licensed by Seller, (ii) against the use by Seller of any Mark, technology or know-how necessary to the operations of the Station or (iii) challenging the ownership, validity or effectiveness of any of the Marks listed on Schedule 3.15. No item listed on
                                            -------------
Schedule 3.15 would, individually or in the aggregate, have a Material Adverse
-------------
Effect on the Business.

          3.16 Labor Matters.
               -------------

               (a) No employee of the Station is represented pursuant to any collective bargaining agreements with a labor union. No work stoppage against the Station is pending or, to the knowledge of Seller, threatened. Except as set forth on Schedule 3.16, Seller is not involved in or, to the knowledge of
         -------------
Seller, threatened with any labor dispute, arbitration, lawsuit, internal investigation or administrative proceeding relating to labor matters relating to the employees of the Station.

               (b)  Schedule 3.16 sets forth a list of each employee of the
                    -------------
Station, the date each such employee was hired by such Station, whether such employee is involved in the business of such Station full-time or part-time, the date of the last compensation increase of such employee, the title or category of each such employee and the present compensation of each such employee, including a description of the basis for determining any deferred compensation, accrued bonuses or other bonuses payable on or after the Closing Date. Except as set forth on Schedule 3.16, as of the Closing Date, each employee of the Station
             -------------
will be an at-will employee.

          3.17 Employee Benefit Plans.  Schedule 3.17 lists all employee
               ----------------------   -------------
benefit, compensation and fringe benefit plans and arrangements, including without limitation, any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) to which Seller is bound, legally or otherwise and which may cover employees of the Station. Buyer will not assume any such plan or arrangement.

          3.18 Environmental Matters.
               ---------------------

               (a) Seller, to its knowledge, has operated the Station in all material respects in compliance with all applicable Environmental Laws. Except as set forth on Schedule 3.18 Seller has obtained and presently maintains all
                -------------
permits or other governmental authorizations required to operate the Station in compliance with all applicable Environmental Laws.

               (b) To the knowledge of Seller, no Environmental Condition exists upon the Real Property, and no investigation, inquiry or other proceeding relating to any actual or alleged Environmental Condition or failure to comply with any applicable Environmental Law is pending or to the knowledge of Seller threatened by any Governmental Entity with respect to the Real Property or the Station.

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

          Buyer represents and warrants to Seller and License Partnership as follows:

          4.1  Authority.  The execution, delivery and performance by Buyer of
               ---------
this Agreement and each of the Ancillary Documents to which it is a party have been duly and validly authorized by all limited liability company action necessary on the part of Buyer. This Agreement and any Ancillary Documents to which Buyer is a party, have been duly and validly executed and delivered by Buyer and, assuming the due authorization hereof and thereof by the other parties hereto and thereto, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

          4.2  Organization and Related Matters.  Buyer is a limited liability
               --------------------------------
company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary limited liability company power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which it is a party. Buyer is or will be prior to the Closing Date qualified to do business and is in good standing in New Mexico.

          4.3  No Conflicts.  Neither the execution nor delivery by Buyer of
               ------------
this Agreement or the Ancillary Documents to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby and thereby, nor the performance by Buyer of its obligations hereunder or thereunder will violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under the limited liability company agreement of Buyer or any material Contract of Buyer, provided that the appropriate Permits and Approvals listed on Schedule 4.3 are secured. Schedule
                                            ------------              --------
4.3 contains a list of all Permits and Approvals or filings or registrations
---
with any third party or Governmental Entity required by Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Documents. The execution and delivery of this Agreement and the Ancillary Documents by Buyer will not violate any Law the violation of which would have a Material Adverse Effect on Buyer or Buyer's ability to consummate the transactions contemplated hereby.

          4.4  No Brokers or Finders.  No agent, broker, finder or investment or
               ---------------------
commercial banker, or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fee or other commission as a result of this Agreement or such transactions.

          4.5  Buyer's Qualifications.  Buyer is legally and financially
               ----------------------
qualified to acquire the Assets and operate the Station. To the knowledge of Buyer, there are no facts that would disqualify Buyer under the Communications Act from acquiring or operating the Station or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer as contemplated in this Agreement and the Ancillary Documents.

                                   ARTICLE V

                    COVENANTS OF SELLER PENDING THE CLOSING
                    ---------------------------------------

          5.1  Operation of the Station.
               ------------------------

               (a) Prior to the Closing Date, Seller will: (i) conduct the business of the Station in the usual and ordinary manner in which conducted in the past; (ii) operate the Station in accordance with the terms of the FCC Licenses and in compliance in all material respects with all applicable laws, rules and regulations, including applicable FCC Rules; and (iii) use all reasonable efforts to preserve the business of the Station intact, retain substantially as at present the Station's employees, consultants and agents, and preserve the goodwill of the Station's suppliers, advertisers, customers and others having business relations with it.

               (b) Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer any right to control the programming, operations, finances or any other matter relating to the Station prior to the Closing Date, and Seller shall have complete control of such matters up to the Closing Date.

          5.2  Negative Covenants.  Prior to the Closing Date, Seller shall not,
               ------------------
without the prior written consent of Buyer, except in the ordinary course of business:

               (a) sell, lease, transfer, or agree to sell, lease or transfer, any Assets or any other assets of the Station except for sales or leases, except as may be required by applicable law, or engage in any similar transaction; or grant any raises to employees of the Station, pay any substantial bonuses or enter into any contract of employment with any employee of the Station, except pursuant to any agreement in existence on the date hereof;

               (b) renew, renegotiate, modify, amend or terminate any existing time sales contracts with respect to the Station;

               (c) enter into, renew or amend any other Material Contract with respect to the Station;

               (d) apply to the FCC for any construction permit that would restrict any of the present operations of the Station, or make any change in any of the buildings, leasehold improvements or fixtures of the Station; or

               (e) enter into any barter or trade contract or contracts that are prepaid, or contracts with any Affiliate of Seller.

          5.3  Access to Station, Files and Records.  At the reasonable request
               ------------------------------------
of Buyer and upon reasonable advance notice, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer: (i) full access during normal business hours upon reasonable notice to all facilities, properties, accounts, books, financial statements, deeds, title papers, insurance policies, licenses, agreements, contracts, leases, commitments, records and files of every character, program libraries, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable of Seller with respect to the Station; (ii) all such other information concerning the affairs of the Station as Buyer may reasonably request; and (iii) access to the Real Property and such information as Buyer may require to conduct a Phase I environmental study of the Real Property.

          5.4  Confidentiality.  All non-public information disclosed by any
               ---------------
party (or its representatives), in connection the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information may otherwise be required by Law or to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 5.4, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

          5.5  Representations and Warranties.  Prior to the Closing Date Seller
               ------------------------------
shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of the representations or warranties of Seller in this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representations or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

          5.6  Transfer Approval.
               -----------------

               (a) Seller will cooperate and use its commercially reasonable best efforts to obtain, and will, as soon as reasonably practicable, prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary or that may be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller covenants and agrees to use its commercially reasonable best efforts to prepare and file with the FCC, within five (5) business days after the date hereof, the FCC Applications. Subsequent to filing the FCC Applications, Seller will prosecute such FCC Applications with due diligence and shall use its reasonable efforts to obtain FCC Transfer Approval.

               (b) Seller will inform Buyer promptly of any material non-confidential communication from any Communications Regulatory Authority, or any other Governmental Entity regarding any of the transactions contemplated hereby. If Seller or any of its Affiliates receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Seller shall notify Buyer in the event it becomes aware of any facts, actions, communications or occurrences that would directly or indirectly materially affect FCC Transfer Approval.

          5.7  Consents.  Seller will use all reasonable efforts to obtain all
               --------
of the consents noted on Schedule 5.7, which shall not include the payment of
                         ------------
consideration to the consenting party, other than the payment of usual and customary charges incurred in the preparation of consent or assignment documents. If any such consent or approval is not obtained, then Seller will use all reasonable efforts to secure an arrangement reasonably satisfactory to Buyer intended to provide for Buyer after the Closing the material benefits under such Contract. In the event that Seller is denied any required consent and is otherwise unable to provide for Buyer to receive the benefits of such Contract, Buyer shall not be required to assume performance under said Contract. Marked with two asterisks on Schedule 1.1(iii) are those consents the receipt of which
                      -----------------
is a condition precedent to Buyer's obligation to close under this Agreement (the "Seller's Required Consents").
      --------------------------

                                  ARTICLE VI

                    COVENANTS OF BUYER PENDING THE CLOSING
                    --------------------------------------

          Buyer covenants and agrees that from the date hereof until the Closing Date Buyer will:

               (a) promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of the representations or warranties of Buyer in this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representations or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

               (b) cooperate and use its reasonable best efforts to obtain, and will as soon as reasonably practicable prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary or that may be reasonably requested by Seller to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer covenants and agrees to use its commercially reasonable best efforts to prepare and file with the FCC, within five (5) business days after the date hereof, the FCC Applications. Subsequent to filing the FCC Applications, Buyer shall prosecute said FCC Applications with due diligence and shall use its reasonable efforts to obtain FCC Transfer Approval.

               (c) promptly inform Seller of any material non-confidential communication from any Communications Regulatory Authority, or any other Governmental Entity regarding any of the transactions contemplated hereby. If Buyer or any of its Affiliates receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party will endeavor in good faith to make or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. Buyer shall notify Seller in the event it becomes aware of any facts, actions, communications or occurrences that would directly or indirectly materially affect FCC Transfer Approval.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING
                             ---------------------

          7.1  General Conditions.  The obligations of the parties to effect the
               ------------------
Closing are subject to the following conditions unless waived in writing by all parties:

               (a) no Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity, nor shall any Action have been instituted and remain pending or, to the knowledge of Seller or Buyer, have been threatened and remain so by any Governmental Entity at what would otherwise be the Closing Date, that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement; and

               (b)  the Final FCC Transfer Approval shall have occurred.

          7.2  Conditions to Obligations of Buyer.  The obligations of Buyer to
               ----------------------------------
effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

               (a) The representations and warranties of Seller and License Partnership contained herein, including in any schedule, document or instrument delivered in connection herewith, shall be true and correct in all material respects from the date hereof to and including the Closing Date with the same effect as though made at such time. Each of Seller and License Partnership shall have in all material respects performed all obligations and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Seller shall have delivered to Buyer a certificate of Seller in form and substance reasonably satisfactory to Buyer, dated the Closing Date to such effect.

               (b) Buyer shall have received evidence reasonably satisfactory to it and its counsel that:

                    (i)   the Permits and Approvals listed on Schedule 3.3 have
                                                              ------------
                    been obtained; and

                    (ii)  Seller's Required Consents shall have been obtained.

               (c) The deliveries set forth in Section 2.2 shall have been made.

               (d) Seller has terminated all of the employees of the Station listed on Schedule 3.16 effective as of the Closing Date.
          -------------

          7.3  Conditions to Obligations of Seller.  The obligations of Seller
               -----------------------------------
and License Partnership to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Seller and License
Partnership:

               (a) The representations and warranties of Buyer herein contained, including in any schedule, document or instrument delivered in connection herewith, shall be true and correct in all material respects on the Closing Date with the same effect as though made at such time; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Buyer shall have delivered to the Seller a certificate of Buyer in form and substance reasonably satisfactory to the Seller, dated the Closing Date, to such effect.

               (b) The deliveries set forth in Section 2.3 shall have been made.

               (c) Seller shall have received evidence reasonably satisfactory to it and its counsel that Buyer shall have obtained the Permits and Approvals specified in Schedule 4.3.
             -------------

               (d)  Buyer has employed all employees of the Station listed on
Schedule 3.16 in accordance with the following terms: (i) such employment is
-------------
effective as of the Closing Date; (ii) each such employee shall commence his/her employment with Buyer with vacation accrual equal to the vacation accrual for such employee with Seller as of the Closing Date; and (iii) each such employee's vacation accrual as an employee of Buyer will equal or exceed the accrual rate to which such employee was entitled as an employee of Seller.

                                 ARTICLE VIII

                           POST-CLOSING OBLIGATIONS
                           ------------------------

          8.1  Indemnification by Seller.  Seller shall indemnify and hold
               -------------------------
harmless Buyer each of Buyer's managers, officers, members, partners, employees, Affiliates, agents, representatives, attorneys, licensees and assigns from and against all Losses of any such Person as a result of, arising from, or otherwise in respect of (a) any material breach of any representation or warranty made by Seller in this Agreement or any Ancillary Document, (b) any material failure to perform any covenant or agreement of Seller in this Agreement or any Ancillary Document, (c) any and all claims, Liabilities, and obligations of any kind or nature, contingent or otherwise, other than the Assumed Liabilities, arising from or relating to the Assets or the operation of the Station prior to the Closing Date.

          8.2  Indemnification by Buyer.  Buyer shall indemnify and hold
               ------------------------
harmless Seller, License Partnership and each of its respective directors, officers, shareholders, partners, employees, Affiliates, agents, representatives, attorneys, licensees and assigns from and against all Losses of any such Person as a result of, arising from, or otherwise in respect of (i) any material breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Document, (ii) any material failure to perform any covenant or agreement of Buyer in this Agreement or any Ancillary Document,
(iii) any and all claims, Liabilities and obligations arising from or relating to the Assets or the operation of the Station from and after the Closing Date, and (iv) the Assumed Liabilities.

          8.3  Procedure.
               ---------

               (a)  If any Person (an "Indemnified Party") has a claim for Loss
                                       -----------------
under Section 8.1 or Section 8.2, such Indemnified Party shall give notice of such claim (a "Claim Notice") to the party from whom such Person is seeking
               ------------
indemnification (the "Indemnifying Party") within 30 days after the Indemnified
                      ------------------
Party has knowledge of the circumstances giving rise to the claim; provided,
                                                                   --------
however, that the Indemnified Party shall not be liable for any failure to give
-------
such notice unless the Indemnifying Party is materially adversely affected by such failure. The Claim Notice shall state the total dollar amount of the claim and set forth in reasonable detail why the Indemnified Party is entitled to indemnification. Within 30 days after receipt of any Claim Notice from the Indemnified Party, the Indemnifying Party shall send a notice of dispute of all or a portion of such claim (a "Dispute Notice"). If the Indemnifying Party has
                               --------------
not delivered a Dispute Notice within 30 days after delivery of a Claim Notice, the amount of the Loss set forth in the Claim Notice for a Loss under Section
8.1 or Section 8.2 shall, except as provided in this Section 8.3(a), be paid within 10 days of the expiration of such 30-day period by the Indemnifying Party. If a Dispute Notice is timely delivered and the Indemnified Party and Indemnifying Party have not resolved the disputed matters of a claim (the "Disputed Matters") within 30 days of such delivery, (x) the Indemnified Party
 ----------------
and Indemnifying Party shall submit only the Disputed Matters to arbitration pursuant to Section 8.3(c) for resolution and (y) the amount of any Loss not disputed in the Dispute Notice shall, except as provided in this Section 8.3(a), be paid within 10 days of delivery of the Dispute Notice by the Indemnifying Party. The amount of any Loss relating to a Disputed Matter resolved in favor of the Indemnified Party shall be paid within 10 days of such resolution by the Indemnifying Party.

               (b) If any claim against an Indemnified Party shall arise by reason of any claim made by third parties against it (a "Pending Claim"), the
                                                         -------------
Indemnified Party shall give
notice to the Indemnifying Party setting forth the basis of such claim and the amount being claimed. Such notice shall be given within 30 days after the Indemnified Party receives notice of the Pending Claim; provided, however, that
                                                        --------  -------
if the Pending Claim relates to the initiation of an Action or other matter that requires that an answer or other response be made, the Indemnified Party shall give notice to the Indemnifying Party at least 10 days prior to the due date for such answer or response or, if the time for such 10-day prior notice already has passed, within 24 hours after the Indemnified Party receives notice of the Pending Claim; and provided, further, that the Indemnified Party shall not be
                   --------  -------
liable for any failure to give such notice unless the Indemnifying Party is materially adversely affected by such failure. Such notice shall constitute a Claim Notice for purposes of this Section 8.3. The Indemnifying Party shall have the right to assume the defense of the Pending Claim through counsel of its selection reasonably acceptable to the Indemnified Party at the Indemnifying Party's expense, and the Indemnified Party shall have the right, at its own expense, to employ counsel to represent it, which counsel shall act in an advisory capacity only. The Indemnified Party shall cooperate fully to make available to the Indemnifying Party all pertinent information under the Indemnified Party's control as to the Pending Claim and shall make its appropriate personnel, if any, available for any discovery, trial or appeal. If the Indemnifying Party fails or refuses to undertake the defense within 30 days of receiving the notice of the Pending Claim, the Indemnified Party shall have the right to assume the defense of such matter on behalf of and for the account of the Indemnifying Party. Unless the Indemnifying Party has failed or refused to undertake the defense, the Indemnified Party shall not settle or compromise any Pending Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may settle without the consent of the Indemnified Party any claim for money at any time, at its sole expense if the Indemnified Party is unconditionally released from all further potential liability in connection therewith.

               (c) Any Disputed Matter submitted in accordance with Section 8.3(a) shall be settled by arbitration conducted in accordance with the Commercial Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association before the arbitrator. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. (S)(S) 1-16). The arbitration of such Disputed Matters, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be final and binding upon the parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such Disputed Matter. No party shall seek punitive damages relating to any matter under, arising out of, in connection with or relating to this Agreement in any other forum. The parties intend that this Article 8 shall be valid,
                                                 ---------
binding, enforceable and irrevocable and shall survive the termination of this Agreement. Any arbitration proceedings hereunder shall be held in Los Angeles, California.

          8.4  Maximum Losses.  Notwithstanding anything to the contrary
               --------------
contained herein, Seller shall not be liable to indemnify any Person pursuant to
Section 8.1 until the total amount of all Indemnifiable Claims pursuant to
Section 8.1 exceeds $50,000 and then only for such excess; provided that Seller's liability for Indemnifiable Claims pursuant to Section 8.1 shall not exceed $1,000,000 in the aggregate.

          8.5  Measure of Liability of Seller in Respect of Deficiencies.  The
               ---------------------------------------------------------
amount of Seller's liability for any Losses for which indemnification obligations exist shall be measured taking into account any net income tax or other savings (whether realized with respect to the year in which such Losses occurs or with respect to an earlier or later year) that reduce the overall impact of the Losses upon Buyer or the Station. If any Loss is covered by insurance Buyer shall first exhaust claims against such policies prior to being entitled to indemnification by Seller hereunder with respect to such Loss.

          8.6  Effect of Closing Over Known Unsatisfied Conditions.  If Buyer
               ---------------------------------------------------
elects to proceed with the Closing knowing of any failure of any condition or breach of any representation and warranty of Seller, such condition or breach shall be deemed to be waived, and as a result Buyer shall be deemed to fully release and forever discharge Seller on account of all claims, demands or charges (known or unknown) with respect to the such condition or breach and any facts or circumstances giving rise to or in respect thereof.

          8.7  Limit on Survival of Representations and Warranties.  The
               ---------------------------------------------------
representations and warranties contained in this Agreement (except for any representations and warranties with respect to which a Claim Notice has theretofore been given pursuant to Section 8.3 which shall survive to the extent of the Disputed Matters relating thereto until such Disputed Matters are resolved pursuant to Article 8) shall expire on the date 180 days after the Closing Date, or if such date is not a business day on the next succeeding business day; provided, however, that (i) the representations and warranties
              --------  -------
contained in Section 3.18 shall survive until the third anniversary of the Closing Date, (ii) the representations and warranties contained in Section 3.7 and Section 3.9 shall survive until the expiration of the statutory period of limitations applicable to the matters referred to in such section, respectively.

          8.8  Absolute Indemnity.  The indemnification provided in this Article
                                                                         -------
8 shall constitute the exclusive remedy of the parties hereto and their
-
respective directors, officers, partners, employees, Affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder.

                                  ARTICLE IX

                         TERMINATION AND POSTPONEMENT
                         ----------------------------

          9.1  Termination; Postponement.
               -------------------------

               (a) This Agreement shall terminate if the Closing has not occurred by the earlier of:

                    (i)  May 15, 1999 ; or

                    (ii) if the FCC has denied the FCC Transfer Approval in an order that has become Final, or the FCC designates the FCC Applications for hearing, the date on which either Buyer or Seller gives notice to the other party that such party elects to terminate this Agreement.

               (b) If, no later than 90 days after the date of this Agreement, Buyer has provided the Seller with a written report by an approved consultant indicating, on the basis of a "Phase I" environmental study of the Real Property, that it is likely that a material Environmental Condition exists upon the Real Property, then Buyer shall have the right, by giving written notice to Seller, to terminate this Agreement.

          9.2  Effect of Termination.  If this Agreement shall be terminated
               ---------------------
pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided, however, that the obligations of the parties contained in Section
--------  -------
11.11 shall survive any such termination.

                                   ARTICLE X

                            POST CLOSING AGREEMENTS
                            -----------------------

          10.1 Collection of Seller's Accounts Receivables.  At the Closing,
               -------------------------------------------
Seller will designate Buyer as its agent solely for the purposes of collecting Seller's Receivables.

               (a) Buyer will use reasonable efforts, in accordance with Buyer's customary business practices, to collect Seller's Receivables during the "Collection Period," which shall be the period beginning on the Closing Date and ending on the last day of the sixth calendar month beginning after the Closing Date. At the end of such time period, Buyer will provide Seller with copies of all information collected by Buyer regarding the Receivables collected by Buyer on behalf of Seller. Buyer shall not be obligated to use any efforts to collect any of Seller's Receivables that are more extensive than the efforts that Buyer uses to collect its own accounts receivable. Buyer shall not make any referral or compromise of any of Seller's Receivables to a collection agency or attorney for collection and shall not settle or adjust the amount of any of Seller's Receivables without the written approval of Seller. If Buyer receives monies from an account debtor of Buyer that is also an account debtor of Seller with respect to any of Seller's Receivables, Buyer shall credit the sums received to the oldest account due, unless such account debtor makes a written request to the contrary.

               (b) Buyer shall pay the amounts received by Buyer from the collection of Seller's Receivables to the Seller on the first and fifteenth of every month.

               (c) Within 10 days after the end of each month through the seventh calendar month beginning after the Closing Date, Buyer will provide Seller with a written accounting, showing on both a monthly and a cumulative basis (i) the Seller's Receivables that have been collected on behalf of Seller, and (ii) that amount that has been paid to Seller on account of the collection of the Seller's Receivables.

               (d) The parties acknowledge and agree that all Seller's Receivables collected by Buyer as agent of Seller shall be Seller's property and shall be deemed to be held in trust for the benefit of Seller to be applied in accordance with Section 10.1(c). Buyer agrees that it shall receive an acknowledgment from any party providing financing for the transactions contemplated by this Agreement (or for working capital) to such effect. Buyer further agrees not to place or permit to be placed any Encumbrance on the Seller's Receivables or the proceeds therefrom.

          10.2  Preservation of Records.  Buyer covenants that it will preserve
                -----------------------
and make available (including the right to inspect and copy) to Seller, its attorneys and accountants, for the three year period after the Closing Date and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents transferred pursuant to this Agreement as Seller may reasonably require in connection with any legitimate purpose, including, but not limited to, the preparation of tax reports and returns and the preparation of financial statements.

          10.3 Non-Assignable Contracts.  Nothing contained in this Agreement
               ------------------------
shall be construed as an assignment or an attempted assignment of any contract which is by law non-assignable without the consent of the other party or parties thereto, unless such consent shall be given.

          10.4 Further Assurances.  From time to time prior to, on and after the
               ------------------
Closing Date, each party hereto will execute all such instruments and take all such actions as any other party, being advised by counsel, shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

                                  ARTICLE XI

                                 MISCELLANEOUS
                                 -------------

          11.1 Publicity and Reports.  Buyer and Seller shall coordinate all
               ---------------------
publicity relating to the transactions contemplated by this Agreement, and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, the Ancillary Documents or the transactions contemplated by them without obtaining the prior consent of both Buyer and Seller except to the extent that a party is advised by its legal counsel that a particular action is required by applicable law.

          11.2 Amendments;Waivers.  This Agreement and any schedule attached
               ------------------
hereto may be amended only by agreement in writing of all of the parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

          11.3 Schedules; Exhibits; Integration.  Each schedule delivered
               --------------------------------
pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules and exhibits need not be attached to each copy of this Agreement. This Agreement, together with such schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, without limitation, that certain Letter of Intent dated June 15, 1998, as amended from time to time.

          11.4 Best Efforts; Further Assurances.  Each party shall use its best
               --------------------------------
efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each party shall execute and deliver both before and after the Closing Date such further certificates, agreements and other documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

          11.5  Governing Law.  This Agreement and the legal relations between
                -------------
the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law.

          11.6  Jurisdiction; Service of Process.  Any action or proceeding
                --------------------------------
seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of California, County of Los Angeles, or, if it has or can require jurisdiction, in the United States District Court in Los Angeles, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

          11.7  Headings.  The descriptive headings of the Articles, Sections
                --------
and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          11.8  Counterparts.  This Agreement and any amendment hereto or any
                ------------
other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other parties.

          11.9  Parties in Interest.  This Agreement shall be binding upon and
                -------------------
inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to (or to confer any right of subrogation or action against) any party to this Agreement.

          11.10 Notices.  Any notice or other communication hereunder must be
                -------
given in writing and (i) delivered in person, (ii) transmitted by telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (iv), (iii) delivered by a recognized air express company, or (iv) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

     If to Buyer:

                Entravision Communications Company, L.L.C.
                Attention: Walter F. Ulloa and Philip C. Wilkinson 11900 Olympic Boulevard, Suite 590
                Los Angeles, California 90064
                Telephone: (310) 820-5355
                Facsimile: (310) 820-2445

     With a copy to:

                    Zevnik Horton Guibord McGovern
                    Palmer & Fognani, L.L.P.
                    Attention: Kenneth D. Polin, Esq.
                    101 West Broadway, Seventeenth Floor
                    San Diego, California 92101
                    Telephone: (619) 515-9600
                    Facsimile: (619) 515-9628

     If to Seller:

                    Univision Communications Inc.
                    Attention: Andrew W. Hobson
                    1999 Avenue of the Stars, Suite 3050
                    Century City CA 90067
                    Telephone: (310) 556-7690
                    Facsimile: (310) 556-7615

     With a copy to:

                    Univision Legal Department
                    6701 Center Drive West, 15th Floor
                    Los Angeles, CA 90045-5073
                    Attention: General Counsel
                    Telephone: (310) 348-3675
                    Facsimile: (310) 348-3679

or to such other address or to such other person as any party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 11.10 and an appropriate answer back or confirmation of transmission is received, (ii) if given by mail, 3 days after such communication is deposited in the mails by certified or registered mail, postage prepaid, addressed as aforesaid, (iii) if given via a recognized overnight air express company, upon delivery or refusal of delivery as evidenced by the records of the air express company, or (iv)if given by any other means, when actually delivered at such address.

          11.11 Expenses and Attorneys' Fees. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement, including, but not limited to, the fees, expenses and disbursements of its respective accountants, advisers and counsel; provided, however, that the
                                                     --------  -------
filing fees for the FCC Application shall be paid one-half by Buyer and one-half by Seller. In the event of any arbitration relating to a claim for Loss pursuant to Article 8, the prevailing party as determined by the arbitrator arbitrating
   ---------
the claim for Loss shall be entitled to recover from the other party reasonable attorneys' fees, expenses and costs incurred in bringing and prosecuting such action or proceeding and/or enforcing any judgment, order, ruling or award issued in favor of such prevailing party therein. In determining the prevailing party, the arbitrator shall consider the last offer, if any, made by each party immediately preceding the commencement of arbitration.

          11.12  Bulk Transfer Laws.  Seller and Buyer hereby waive compliance
                 ------------------
with any applicable bulk transfer laws, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby.

          11.13  Participation in Drafting; Interpretation.  The provisions
                 -----------------------------------------
hereof have been thoroughly reviewed by all parties and have been the subject of negotiations. Accordingly, no party (or its counsel) shall be considered to have been the exclusive preparer or draftsman of this Agreement, nor shall the provisions hereof be construed strictly against any such party on that account. Without limiting the generality of the foregoing, the parties waive the provisions of Section 1654 of the California Civil Code and any legal decision that would require interpretation of any claimed ambiguities against the party that drafted it. The provisions of this Agreement are to be interpreted in a reasonable manner to give effect to the intent of the parties reflected herein.

          11.14  Severability.  If any clause or provision of this Agreement is
                 ------------
illegal, invalid, or unenforceable under present or future laws effective during the term hereof, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby so long as such remainder continues to have the economic effect intended by this Agreement.

                                  ARTICLE XII

                                  DEFINITIONS
                                  -----------

          12.1   General.  For all purposes of this Agreement, except as
                 -------
otherwise expressly provided:

                 (a) the terms defined in this Article 12 have the meanings assigned to them in this Article 12 and include the plural as well as the singular,

                 (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles,

                 (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

                 (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

                 (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

          12.2   Defined Terms.  As used in this Agreement and the Exhibits and
                 --------------
Schedules delivered pursuant to this Agreement, the following definitions shall apply:

     "Accrued Liabilities" has the meaning set forth in Section 1.4.

     "Action" means any action, claim, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity.

     "Adjustment Date" has the meaning set forth in Section 1.4.

     "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

     "Ancillary Documents" means the Assignment and Assumption Agreement and the Note Purchase Option Agreement Amendment.

     "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

     "Assets" has the meaning set forth in Section 1.1.

     "Assignment and Assumption Agreement" means an assignment and assumption agreement substantially in the form of Exhibit "A" pursuant to which Buyer
                                            -----------
     shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

     "Assigned Contracts" has the meaning set forth in Section 1.1.

     "Assumed Liabilities" has the meaning set forth in Section 1.3.

     "Business" means the business and operations of the Station.

     "Buyer" has the meaning set forth in first paragraph of this Agreement.

     "Claim Notice" has the meaning set forth in Section 8.3(a).

     "Closing" has the meaning set forth in Section 2.1.

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

     "Communications Act" means the Communications Act of 1934, as amended, or any successor statute or statutes thereto, and all rules, regulations, policies, orders and decisions of the FCC thereunder, in each case as from time to time in effect.

     "Communications Regulatory Authority" means each communications regulatory commission, agency, department, board or authority (including, but not limited to, the FCC) having jurisdiction over the Station.

     "Consumed Property" has the meaning set forth in Section 1.2.

     "Contract" means any agreement, arrangement, bond, commitment, contract, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Dispute Notice"  has the meaning set forth in Section 8.3(a).

     "Disputed Matter" has the meaning set forth in Section 8.3(a).

     "Employee Benefit Plan" means any "employee welfare benefit plan" and any "employee pension benefit plan" within the meaning of Sections 3(1) or 3(2) of ERISA covering any employees of the Seller.

     "Encumbrance" means any liability, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     "Environmental Condition" means the presence on, in, under or about the Real Property of any Regulated Material that, if the presence of such Regulated Material were known, would be reportable under any Environmental Law or that could reasonably be anticipated to require investigation or re-mediation pursuant to any Environmental Law.

     "Environmental Laws" means any federal, state or local statute, law, rule, regulation, ordinance, judgment, decree, license, permit, franchise, certificate or authority or order, or any waiver of any of the foregoing, concerning, relating to or controlling (i)the handling, transportation, sale, offering for sale, storage, treatment, discharge, disposal, release, use, processing or manufacture of any Regulated Material; or (ii)the introduction of any Regulated Material into the environment or workplace, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and any similar state or local statute.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

     "Excluded Assets" has the meaning set forth in Section 1.2.

     "FCC" means the Federal Communications Commission or any successor Governmental Entity.

     "FCC Applications" means all requisite applications and other instruments or documents necessary to request the FCC Transfer Approval.

     "FCC Licenses" Any license (whether for NTSC or DTV operation of the Station), waiver, consent, permit or other authorization issued or granted by the FCC in connection with K48AM and the ownership and operation of the Station, including without limitation all rights in and to the call letters "KLUZ" and "KLUZ -TV," and any variations thereof, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

     "FCC Rules" has the meaning set forth in Section 3.14(a).

     "FCC Transfer Approval" means the FCC's written approval of the assignment of the FCC Licenses from License Partnership to Buyer as contemplated hereby, including, but not limited to, its approval of any waivers of FCC Rules requested by Buyer with respect to such transfer, which approvals shall have been granted on terms (i) not in any material respect more onerous to Buyer than are the terms applicable to Seller under the existing FCC Licenses and (ii) that otherwise would not be materially adverse to Buyer or would not in any material adverse respect diminish the value of the Station or of any of Buyer's other television stations.

     "Final" means that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request by a party in interest for stay, petition for rehearing, appeal or certiorari or sua
                                                                        ---
     sponte action of the FCC with comparable effect shall be pending; and as to
     ------
     which the time for filing any such request, petition, appeal or certiorari or for the taking of any such sua sponte action by the FCC shall have
                                   --- ------
     expired or otherwise terminated with no such action having been timely taken.

     "GAAP" means generally accepted accounting principles consistently applied in the United States, as in effect from time to time.

     "Governmental Entity" means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Indemnified Party" has the meaning set forth in Section 8.3(a).

     "Indemnifying Party" has the meaning set forth in Section 8.3(a).

     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity, including, but not limited to, any Environmental Law, and any

     "Liability" means as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute, contingent or otherwise, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected or required to be reflected in the balance sheets or other books and records of such Person.

     "License Partnership" has the meaning set forth in the first paragraph of this Agreement.

     "Loss" means any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person, net of any insurance proceeds actually recovered by an Indemnified Party minus all costs and expenses incurred in collecting such insurance proceeds (including, but not limited to, reasonable attorneys' fees).

     "Mark" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations and applications for registration of any of the foregoing.

     "Material Adverse Effect" means, with respect to any party, a material adverse effect (or any development which, insofar as can reasonably be foreseen, in the future is likely to have a material adverse effect) on the business, assets, financial or other condition, results of operations or prospects of such party and to the extent applicable, its subsidiaries, taken as a whole.

     "Material Contract" means any Contract deemed material in accordance with
     Section 3.6.

     "Note Purchase Option Agreement Amendment" means an amendment (substantially in the form attached hereto as Exhibit "B") to that certain
                                                   -----------
     Amended and Restated Subordinated Note Purchase and Option Agreement dated December 30, 1996 by and among Univision Communications Inc. ("UCI"), Buyer, KSMS-TV, Inc., Tierra Alta Broadcasting, Inc., Cabrillo Broadcasting Corporation, Golden Hills Broadcasting Corporation, Las Tres Palmas Corporation, Entravision Merger Corp., and Walter Ulloa and Philip Wilkinson, pursuant to which UCI acquired an option to purchase Class A Membership units in Buyer (which right will be assignable by UCI to any of its Affiliates).

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Pending Claim" has the meaning set forth in Section 8.3(b).

     "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

     "Permitted Encumbrances" means (a) statutory Encumbrances not yet delinquent; (b) Encumbrances, with respect to the properties and assets of Seller and License Partnership, taken as a whole, that do not individually or in the aggregate, materially impair or materially interfere with the present use of the properties or assets or otherwise materially impair present business operations at such properties; (c) Encumbrances for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate actions; and (d) Encumbrances reflected on the financial statements or on the disclosure schedules attached hereto.

     "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

     "Programming Contracts" means all contracts, agreements or other arrangements pursuant to which there has been granted a license or other right to broadcast, televise or otherwise air taped, filmed or live television programs, shows, motion pictures, sports, commercials or infomercials.

     "Purchase Price" has the meaning set forth in Section 1.5.

     "Real Property" has the meaning set forth in Section 1.1.

     "Regulated Material" means any substance that is defined or listed in, or otherwise classified pursuant to, any applicable law as a "hazardous substance," "hazardous material," "hazardous waste" or toxic substance," or any other formulation intended to define, list or classify materials or substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

     "Seller" has the meaning set forth in the first paragraph of this Agreement.

     "Seller's Receivables" has the meaning set forth Section 1.2(b).

     "Seller's Required Consents" has the meaning set forth in Section 5.6.

     "Station" has the meaning set forth in the Recitals.

     "Station Financial Statements" means the balance sheets of the Station as of December 31, 1997 and September 30, 1998 for the twelve (12) month and nine (9) month periods respectively then ended and the related statements of income.

     "Tangible Personal Property" has the meaning set forth in Section 1.1.

     "Tax" means any federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax Liability.

     "Tax Return" means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



                    ENTRAVISION COMMUNICATIONS
                    COMPANY, L.L.C.,
                    a Delaware limited liability company


                    By:/s/ Walter F. Ulloa
                            Walter F. Ulloa, Chairman, Chief Executive Officer and Managing Member

                    By:/s/ Philip C. Wilkinson
                            Philip C. Wilkinson, President,
                            Chief Operating Officer and Managing Member

                    UNIVISION TELEVISION GROUP, INC.,
                    a Delaware corporation


                    By:/s/ Robert Cahill


                    KLUZ LICENSE PARTNERSHIP,
                    a California general partnership


                    By: /s/ Robert Cahill



                 [Signature Page to Asset Purchase Agreement]

Exhibit A           Assignment and Assumption
Exhibit B           First Amendment to Amended and Restated Subordinated Note
                    Purchase And Option Agreement
Exhibit C           Network Affiliation Agreement
Schedule 1.1(i)     Real Property
Schedule 1.1(ii)    Tangible Personal Property
Schedule 1.1(iii)   Assigned Contracts
Schedule 1.4        Prorated Liabilities
Schedule 1.6        Purchase Price Allocation
Schedule 3.3        Permits and Approvals
Schedule 3.6        Material Contracts
Schedule 3.7        Encumbrances
Schedule 3.10       Insurance
Schedule 3.14(b)    FCC Licenses
Schedule 3.15       Marks
Schedule 3.16       Employee Matters
Schedule 3.17       Employee Benefit Plans
Schedule 3.18       Environmental Matters
Schedule 4.3        Permits and Approvals (Buyer)
Schedule 5.7        Consents

The registrant hereby agrees to furnish a copy of any omitted schedule or exhibit upon request.

                                      S-2